Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of OPKO Health, Inc. and subsidiaries for the registration of shares of its common stock with an aggregate offering price of up to $250,000,000 and to the incorporation by reference therein of our report dated March 17, 2010, except for the effects of the restatement described in Note 21, as to which the date is November 10, 2010, with respect to the consolidated financial statements of OPKO Health, Inc. and subsidiaries, and our report dated March 17, 2010, except for the effects of the material weakness described in the seventh paragraph of such report, as to which the date is November 10, 2010 with respect to the effectiveness of internal control over financial reporting of OPKO Health, Inc. and subsidiaries as of December 31, 2009 included in its Annual Report (Form 10-K/A) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida,
February 10, 2011